Exhibit 10.1

AMENDMENT TO

THE VALSPAR CORPORATION 2015 OMNIBUS EQUITY PLAN

Section 12.13 of The Valspar Corporation 2015 Omnibus Equity Plan (the “Plan”) is hereby amended, effective as of June 8, 2016, by adding the following at the end thereof:

“Notwithstanding the foregoing or anything else in this Plan to the contrary, in the event of a Change in Control, each Award granted after June 8, 2016 shall be covered by the foregoing provisions of this Section 12.13 only to the extent that it is not assumed or replaced by the acquiring company or an affiliate thereof. Each such Award that is assumed or replaced by the acquiring company or an affiliate thereof shall not vest solely in the event of a Change in Control but shall vest upon a qualifying termination of the Participant’s employment with the Company and its Affiliates on or following the Change in Control to the extent provided by the Award Document governing such Award.”